Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-62243, 33-00020, 333-94121, 333-38725, 333-107092, 333-107093, 333-125390 and 333-127580 on Form S-8, Registration Statement Nos. 33-81772, 333-47399, 333-80427, and 333-44722 on Form S-3 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc., and the effectiveness of Post Properties, Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No.108, Quantifying Misstatements in Financial Statements), appearing in this Annual Report on Form 10-K of Post Properties, Inc. for the year ended December 31, 2007.
/s/Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2008